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                                                                    EXHIBIT 7.1

[CHERRY
BEKAERT &
HOLLAND
CERTIFIED PUBLIC
ACCOUNTANTS &
CONSULTANTS LOGO]

                               December 9, 2002



The Board of Directors
Maxxis Group, Inc.
Tucker, Georgia


This letter constitutes our written notification to the Board of Directors of Maxxis Group, Inc. regarding certain matters presented below.

Effective immediately we resign as independent auditors of Maxxis Group, Inc. (Maxxis or the Company) (Commission File Number 0-31867). Additionally, we hereby withdraw our report, dated January 31, 2002 on the Company's financial statements for the year ended June 30, 2001. Our decision is the result of (i) our conclusion that we are no longer able to rely on the representations of the Company's management, (ii) material weaknesses identified by us in the Company's system of internal control, and (iii) the existence of significant unresolved accounting matters relating to the Company's financial statements for the years ended June 30, 2002 and 2001.

We believe that certain of the matters discussed below may have a materially adverse impact on the Company's June 30, 2001 and 2002 financial statements. We strongly recommend that the Board of Directors assess the significance of these matters and, where necessary, take timely and appropriate remedial action. Additionally, we strongly recommend that the Board of Directors of the Company consult with legal counsel regarding these matters and whether these matters may constitute infractions of securities laws or the Foreign Corrupt Practices Act.

          MANAGEMENT REPRESENTATIONS AND FINANCIAL STATEMENT MATTERS

Summarized below are the principal matters that caused us to conclude that we are no longer able to rely on management's representations and that material weaknesses are present in the Company's system of internal control. These matters have been previously communicated to the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the Chairman of the Company's Board of Directors.

         1. We identified material weaknesses in the Company's internal control over the disbursement approval and documentation process.

         2. We identified significant financial statement adjustments during our audit procedures.

                       Cherry, Bekaert & Holland, L.L.P.
    636 South Central Avenue * Suite 201 * (30354-1988) * P.O. Box 82472 *
                            Atlanta, Ga 30354-0472
        (404) 762-7758 * Fax (404) 767-3217 * E-mail: ATLANTA@CBH.COM
       6576 E. Church Street * Douglasville, GA 30134 * (770) 942-1560 *
                              Fax (770) 489-0257
 Offices Throughout The Southeast * Represented Internationally Through Summit
                        International Associates, Inc.
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The Board of Directors                                                        2
Maxxis Group, Inc.
December 9, 2002


     3. In performing procedures for the period ending June 30, 2002 we discovered a series of significant transactions with a related party of the Company. The series of transactions began in approximately January 2002. Management of the Company had not previously disclosed the transactions to us and did not disclose the transactions in the Company's March 31, 2002 Form 10-Q. The series of transactions by the Company with the related party included transferring funds from the Company to the related party, then the related party paying expenses of the Company.

     4. In performing procedures for the period ending June 30, 2002 we discovered that some sales and repurchases by the Company of the Company's common or preferred stock cannot be accounted for by the Company in the Company's accounting records for the years ended June 30, 2002 and 2001.

WITHDRAWAL OF OUR OPINION ON THE MAXXIS GROUP, INC. JUNE 30, 2001 FINANCIAL STATEMENTS

The significance of the information discussed above indicates the Company's June 30, 2001 financial statements may be materially misstated. As a result, we hereby withdraw our auditor's report dated January 31, 2002 on the June 30, 2001 financial statements of Maxxis Group, Inc. You should notify those parties who have been provided copies of those financial statements that we have withdrawn our report and that they may no longer rely on our report. The parties to be notified include, but are not limited to, the United States Securities and Exchange Commission, any applicable securities exchange, any applicable regulatory authorities, any applicable lenders or other creditors. By December 16, 2002 please provide us with a copy of the correspondence you furnish to these parties notifying them of the withdrawal of our report.

UNRESOLVED ACCOUNTING ISSUES RELATING TO THE JUNE 30, 2002 FINANCIAL STATEMENTS

At the date of this letter we were having discussions with Company management regarding the resolution of certain accounting issues. In particular, certain accounting issues related to the accounting for sales and repurchases of the Company's outstanding stock through June 30, 2002.
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The Board of Directors
Maxxis Group, Inc.
December 9, 2002



If you have any questions regarding this communication please contact Mr. Michael F. Johnston at 404.762.7758. Mr. Johnston's address is Cherry, Bekaert & Holland, L.L.P., 636 south Central Ave., Ste. 201, Atlanta, Georgia, 30354.


                                   Sincerely,

                                   Cherry, Bekaert & Holland, L.L.P.



                                   /s/ Michael F. Johnston
                                   ------------------------
                                   Michael F. Johnston, CPA
                                   Partner